UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Schedule 14(a) of the Securities
Exchange Act of 1934
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DIRECT GENERAL CORPORATION
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DIRECT GENERAL CORPORATION
NASHVILLE, TENNESSEE
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2006
TO THE SHAREHOLDERS OF DIRECT GENERAL CORPORATION:
     Notice is hereby given that the 2006 Annual Meeting of Shareholders (the “Meeting”) of Direct General Corporation (the “Company”) will be held at the offices of the Company at 1281 Murfreesboro Road, Nashville, Tennessee 37217, at 11:00 a.m., on Wednesday, May 3, 2006 for the purpose of considering and acting upon the following:
1)	The election of two (2) directors to hold office until the 2009 Annual Meeting of Shareholders or until each director’s successor shall be elected and qualified; and
2)	The transaction of such other business as may properly and lawfully come before the Meeting or any adjournment thereof.
     All of the foregoing is more fully set forth in the Proxy Statement accompanying this notice.
     The close of business on March 13, 2006 is the record date for purposes of determining shareholders who are entitled to notice of and to vote at the Meeting.
     All shareholders are cordially invited to attend the Meeting in person. If you cannot attend the Meeting, you may submit your proxy by using the Internet, using the telephone or by using a traditional proxy card. The voting methods available to you are explained on the proxy card forwarded to you by Direct General Corporation or your broker or other holder of record of your shares. Any shareholder entitled to vote at the Meeting who submits a proxy may revoke the proxy prior to its use by (i) giving written notice of such revocation to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217; or (ii) executing and delivering to our Secretary a proxy bearing a later date; or (iii) appearing at the Meeting and voting in person. The board of directors recommends that you vote in favor of the nominees for director.
By Order of the Board of Directors,
Ronald F. Wilson
Secretary
April 3, 2006

2006 PROXY STATEMENT
Copies of this Proxy Statement and our 2005 Annual Report on Form 10-K are available to shareholders at no cost upon written request to:
Office of the Secretary
Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Copies of these documents are also available through our website at www.directgeneral.com.

DIRECT GENERAL CORPORATION
1281 Murfreesboro Road
Nashville, Tennessee 37217
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2006
GENERAL
     This proxy statement is furnished to the holders of common stock, no par value per share, of Direct General Corporation (the “Company”, “we”, “our” and “us”) in connection with the solicitation of proxies by our board of directors to be used for voting at the Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. We anticipate that this proxy statement will be mailed to shareholders commencing on or about April 3, 2006.
     When a proxy is properly submitted, the shares that the proxy represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented by the proxy will be voted in favor of the nominees for director. Management does not know of any other matters that may come before the Meeting for consideration by the shareholders. However, a signed proxy card will grant authority to the proxy holders to vote the shares represented thereby, in their discretion, on any matter that properly comes before the Meeting.
     Any shareholder entitled to vote at the Meeting who submits a proxy may revoke it prior to its use by (i) giving written notice of such revocation to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217; or (ii) executing and delivering to our Secretary a proxy bearing a later date; or (iii) appearing at the Meeting and voting in person.
Annual Report
     Our Annual Report for the year ended December 31, 2005 on Form 10-K as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. Shareholders may obtain additional copies of our Annual Report or this proxy statement without charge upon written request addressed to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217. If the requesting person is not a shareholder of record (e.g., the shares are held in the name of a broker or other nominee), the request must include a representation that he or she was a beneficial owner of our common stock entitled to vote as of the Record Date. We will provide the documents listed as exhibits to our Annual Report on Form 10-K at cost; however, these documents are available electronically via EDGAR at www.sec.gov.
Expenses of Solicitation
     The cost of soliciting proxies will be paid by the Company. Our officers, directors, employees and agents may solicit proxies by telephone, facsimile, other electronic means or personal interview, without additional compensation.
Voting
     Only holders of record of issued and outstanding shares of our common stock, as of March 13, 2006 (the “Record Date”), will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 20,347,675 shares of common stock outstanding. Each share outstanding is entitled to one vote on each matter considered at the Meeting. Beneficial owners of our common stock may receive information related to voting from their broker or other nominee holding shares for the beneficial owners.
     In accordance with applicable law, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked the applicable box on the proxy card. Because directors are elected by a plurality of the votes cast, abstentions and “broker non-votes” do not affect the vote.
     If a quorum is present at the Meeting, either in person or by proxy, the nominees who receive the greatest number of votes cast for his/her election as director to hold office until the 2009 Annual Meeting of Shareholders at the Meeting will become a director of the Company at the conclusion of the tabulation of the votes.

SECURITY OWNERSHIP OF THE COMPANY
     The following table sets forth, as of March 13, 2006, information regarding the beneficial ownership of our common stock by our directors, nominees for election, each Named Executive Officer named in the Summary Compensation Table that appears under “Executive Compensation — Summary Compensation Table,” all directors and executive officers as a group and each person known to us to own 5% or more of our common stock.

Name of Beneficial Owner (and address, with respect to	Amount and Nature of	Percent of Shares of
5% or greater beneficial owner)	Beneficial Ownership(1)	Common Stock(1)

Jacqueline C. Adair(2)	587,240	2.87
Tammy R. Adair(3)	4,854,638	23.84
2813 Business Park Drive Airport Business Park, Bldg I Memphis, TN 38118
William C. Adair, Jr.(4)	611,240	2.99
Barry D. Elkins(5)	102,000		*
J. Todd Hagely(5)	21,294		*
Fred H. Medling	2,000		*
Raymond L. Osterhout(6)	156,904		*
Stephen L. Rohde	1,428		*
Directors and executive officers as a group(7)	5,874,654	28.45
Brandywine Asset Management, LLC(8)	1,310,757	6.44
Three Christina Centre, Suit 1200 201 N. Walnut Street Wilmington, DE 19801
FMR Corp(9)	2,169,500	10.66
82 Devonshire Street Boston, MA 02109
GMT Capital Corp(10)	1,200,600	5.90
2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328
Snow Capital Management, L.P(11)	1,675,927	8.24
2100 Georgetowne Drive, Suite 400 Sewickley, PA 15143
Wasatch Advisors, Inc.(12)	2,190,455	10.77
150 Social Hall Avenue Salt Lake City, UT 84111
William C. Adair, Jr. Trust(13)	4,323,149	21.25
2813 Business Park Drive Airport Business Park, Bldg I Memphis, TN 38118

*	Less than one percent.

(1)	The numbers shown include the shares which are not currently outstanding, but which certain shareholders are entitled to acquire or will be entitled to acquire within 60 days.

(2)	Includes 120 shares held by William C. Adair, Jr., Ms. Jacqueline Adair’s spouse, and 200 shares, by Lacey L. Adair, Ms. Adair’s step-daughter, 231,323 shares held by WA Investments, LP of which Ms. Adair is a general partner and 96,000 shares underlying options. Ms. Adair disclaims any beneficial interest in the shares held by her spouse, step-daughter and the limited partnership.

(3)	Includes 4,323,149 shares held by the William C. Adair, Jr. Trust, of which Ms. Tammy Adair is the sole trustee and has sole voting and investment control and 231,232 shares held by TA Investments, LP of which Ms. Adair is a general partner and 18,000 shares underlying options. Ms. Adair disclaims any beneficial interest in the shares held by the limited partnership.

(4)	Includes 259,597 shares held by Jacqueline C. Adair, Mr. Adair’s spouse, 200 shares held by Lacey L. Adair, Mr. Adair’s daughter, 231,323 shares held by WA Investments, LP of which Ms. Adair is a general partner and 120,000 shares underlying options. Mr. Adair disclaims any beneficial interest in the shares held by his spouse, daughter and the limited partnership.

(5)	Includes 12,000 shares underlying options.

(6)	Includes 45,952 shares held by Wanda S. Osterhout, Mr. Osterhout’s spouse.

(7)	Includes 304,800 shares underlying options.

(8)	Beneficial ownership information was obtained from the Schedule 13G filed by Brandywine Asset Management, LLC on February 15, 2006.

(9)	Beneficial ownership information was obtained from the Schedule 13G filed by FMR Corp. on September 12, 2005.

(10)	Beneficial ownership information was obtained from the Schedule 13G filed by GMT Capital Corp. on September 12, 2005.

(11)	Beneficial ownership information was obtained from the Schedule 13G filed by Snow Capital Management, L.P on January 23, 2006.

(12)	Beneficial ownership information was obtained from the Schedule 13G filed by Wasatch Advisors, Inc. on April 8, 2005.

(13)	Beneficial ownership information was obtained from the Schedule 13G filed by the William C. Adair, Jr. Trust on January 27, 2006.

MANAGEMENT
Directors and Executive Officers
     The following table sets forth certain information concerning our directors and executive officers as of March 13, 2006:

			Director
Name	Age	Title	Since
William C. Adair, Jr	64	Chairman of the Board and Chief Executive Officer	1991	(1)
Jacqueline C. Adair	47	Director, Executive Vice President and Chief Operating Officer	1991	(1)
Fred H. Medling	81	Director	2003
Raymond L. Osterhout	74	Director	2003
Stephen L. Rohde	54	Director	1996
Tammy R. Adair	42	President	—
Barry D. Elkins	45	Senior Vice President — Business Strategies and Development	—
J. Todd Hagely	42	Senior Vice President and Chief Financial Officer	—
William J. Harter	49	Senior Vice President — Corporate Development, Banking and Finance	—
Brian G. Moore	53	President of our premium finance subsidiaries	—
Ronald F. Wilson	60	General Counsel and Secretary	—

(1)	Each present director of the Company with an election date prior to 1993 (when the Company became the parent of Direct Insurance Company (“DIC”), was formerly a director of DIC, and the information set forth as to periods prior to 1993 reflects positions with DIC and the year such Director was first elected to the DIC board of directors.
DIRECTORS
     Our board of directors consists of five members. Our directors are divided into three classes and serve for staggered three-year terms.
     Class III: Director Nominees for Election to Hold Office until the 2009 Annual Meeting of Shareholders
     Raymond L. Osterhout became a director on May 20, 2003. Mr. Osterhout is currently retired after serving, from 1988 to 2002, as Group Vice President of Underwriting/Marketing and consultant for Swiss Reinsurance Corporation. He was responsible for underwriting and marketing activities throughout the United States. Mr. Osterhout has over 45 years of experience in the underwriting and reinsurance businesses.
     Stephen L. Rohde has served as one of our directors since November 1996. Mr. Rohde has operated a financial consulting firm which provides services to small and mid-sized companies in the insurance industry since January 2004. From 1983 until December 2003, Mr. Rohde was employed by the Mutual Service Insurance Companies, a property-casualty and life insurance group, serving as its Vice President, Chief Financial Officer and Treasurer since 1991. Mr. Rohde has over 30 years experience in the financial operations of the insurance industry, including accounting, investments, auditing and financial reporting, reinsurance and treasury management.
     Class I: Director Continuing in Office until the 2007 Annual Meeting of Shareholders
     William C. Adair, Jr. founded Direct Insurance Company, our predecessor company, in 1991 and has served as Chairman of the Board since our inception. Mr. Adair became our Chief Executive Officer in April 1998, after having served in that position with us from September 1994 until April 1996, and was President from March 2001 until May 2005. Mr. Adair has worked in insurance and related industries for over 25 years. Mr. Adair is the husband of Jacqueline C. Adair and the father of Tammy R. Adair.
     Class II: Directors Continuing in Office until the 2008 Annual Meeting of Shareholders
     Jacqueline C. Adair has been our Executive Vice President and Chief Operating Officer since September 2002. She also served as our President from September 1993 to April 1996 and Secretary from April 1996 to September 2002. Ms. Jacqueline Adair has also served as one of our directors since April 1991. Ms. Jacqueline Adair has worked in the automobile insurance and related industries for over 20 years. Ms. Jacqueline Adair is the wife of William C. Adair, Jr. and the step-mother of Tammy R. Adair.
     Fred H. Medling became a director on May 20, 2003. Mr. Medling retired in 1995 after serving as Vice President of Management of The People’s Bank in Collierville, Tennessee for 18 years. In this position, he was responsible for the management, operational and certain regulatory aspects of this banking and finance institution.

NON-DIRECTOR EXECUTIVE OFFICERS
     Tammy R. Adair has served as our President since May 2005. Previously, she had served as an Executive Vice President since September 2002. Prior to joining us as an officer, she spent eleven years as a founding partner in the law firm of Adair & Schuerman, P.C. and later formed Adair, Schuerman & White, an association of defense attorneys, which provided various legal services to us. Ms. Adair maintains her license to practice law in the states of Mississippi and Tennessee. In addition to her legal expertise, she has extensive experience in claims and other operational and regulatory aspects of insurance, agency and premium finance companies. Ms. Tammy Adair is the daughter of William C. Adair, Jr. and the step-daughter of Jacqueline C. Adair.
     Barry D. Elkins has been our Senior Vice President – Business Strategies and Development since August 2005. Previously, he had served as our Chief Financial Officer since September 1993 and a Senior Vice President since February 2001. Mr. Elkins was a director from September 1993 to April 1996 and from February 2001 to February 2003. He also has served as our Secretary/Treasurer from September 1993 to April 1996, and Vice President from October 1996 to February 2001. Prior to joining us Mr. Elkins practiced as a certified public accountant for 10 years.
     J. Todd Hagely has been a Senior Vice President and our Chief Financial Officer since August 2005. Previously, he had served as our Vice President – Finance and Treasurer since February 2001 and continued his responsibilities as Treasurer until October 2005. Prior to his service as Vice President – Finance and Treasurer, he served as our Assistant Vice President – Insurance Accounting and Tax. Prior to joining us, Mr. Hagely was the Assistant Controller of Anthem Casualty Insurance Group from July 1995 until December 1997. His prior experience also includes employment with Coopers & Lybrand, LLP, a public accounting firm. Mr. Hagely is a Certified Public Accountant and a graduate of Miami University with a B.S. in Business Administration.
     William J. Harter has been our Senior Vice President – Corporate Development, Banking and Finance since February 2003 and served as our Senior Vice-President – Products and Development from November 1999 to February 2003. Prior to joining us Mr. Harter was a corporate banker for 11 years.
     Brian G. Moore has been President of Direct General Financial Services, Inc. and Direct General Premium Finance Company, our two premium finance subsidiaries, since March 2001 and September 2003, respectively. Prior to serving in this position, he served as our Treasurer from October 1996 to February 2001, as well as manager of our premium finance operations from November 1997 to March 2001. Mr. Moore has worked in the financial services industry for more than 25 years, including practicing as a certified public accountant.
     Ronald F. Wilson has been our General Counsel since March 1998 and Secretary since September 2002. From October 1996 to March 1998, he served as our Assistant General Counsel, and from March 1998 to September 2002 he served as our Assistant Secretary. Mr. Wilson has been a corporate attorney for more than 20 years, serving primarily in-house in the areas of securities law, finance, corporate governance and insurance regulatory matters.

Board of Directors
     The board of directors has documented its corporate governance practices in the Corporate Governance Guidelines, a copy of which can be found on the Corporate Governance section of our website at www.directgeneral.com. Our board of directors has determined that Fred H. Medling, Raymond L. Osterhout and Stephen L. Rohde are independent, as defined under the Nasdaq Marketplace Rules. Our board of directors met seven (7) times in 2005. In 2005, each incumbent director attended at least 75% of the meetings of the board and of the committee(s) of which he or she was a member held during the period for which he or she served. The independent directors met five (5) times in executive session during 2005.
Committees of the Board of Directors
     Our board of directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these committees is described below.
     Audit Committee. The Audit Committee is currently composed of Stephen L. Rohde (Chairman), Fred H. Medling and Raymond L. Osterhout, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which can be found on the Corporate Governance section of our website at www.directgeneral.com. The Audit Committee is responsible for the oversight of our accounting, reporting and financial control practices. The Audit Committee reviews the qualifications of the independent registered public accountants; selects and engages the independent registered public accountants; informs our board of directors as to their selection and engagement; reviews the plan, fees and results of their audits; reviews our internal controls; and considers and approves any non-audit services proposed to be performed by the independent registered public accountants. Our board of directors has determined that our Audit Committee shall have a financial expert. The board of directors believes Mr. Rohde qualifies as an “audit committee financial expert” as defined in the applicable regulations of the Securities and Exchange Commission and is independent, as defined under the Nasdaq Marketplace Rules. The Audit Committee met fifteen (15) times during 2005. The report of the Audit Committee is included in this proxy statement (see “Report of the Audit Committee”).
     Compensation Committee. The Compensation Committee is currently composed of Raymond L. Osterhout (Chairman) and Fred H. Medling, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. Messrs. Osterhout and Medling are not officers or employees of the Company. For a discussion of certain Compensation Committee interlocks, please see “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee oversees our compensation and benefit policies and programs for our senior officers and managers, including administration of our annual bonus awards and equity incentive plans and the evaluation of our board and senior management. The Compensation Committee met six (6) times during 2005. The report of the Compensation Committee on executive compensation is included in this proxy statement (see “Report of the Compensation Committee on Executive Compensation”).
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently composed of Raymond L. Osterhout (Chairman), Fred H. Medling and Stephen L. Rohde, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors, a copy of which can be found on the Corporate Governance section of our website at www.directgeneral.com. The Nominating and Corporate Governance Committee oversees and assists our board of directors in developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of shareholders. The Nominating and Corporate Governance Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and officers. Additionally, the Nominating and Corporate Governance Committee will consider persons recommended by our shareholders in selecting nominees for election. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates persons recommended by directors, officers or employees and persons recommended by shareholders in selecting nominees. To be considered, recommendations from shareholders must be received by us in writing by at least 120 days prior to the anniversary date of the proxy statement for the previous year’s annual meeting. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered. The Nominating and Corporate Governance Committee believes directors must be persons of good character and integrity and must also have been nominated by persons of good character and integrity. The Nominating and Corporate Governance Committee also believes potential directors should be knowledgeable about the business activities and market areas in which in which we operate or in which we have foreseeable plans to operate. Upon the expiration of a directors’ term, the current director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Nominating and Corporate Governance Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the board of directors and the Company. The Nominating and Corporate Governance Committee met two (2) times during 2005.
Code of Ethics and Policy on Business Conduct
     We have adopted a Code of Ethics and Policy on Business Conduct that applies to all employees, directors and officers , which includes our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (collectively, “Covered Persons”). The Code of Ethics and Policy on Business Conduct was filed with our Annual Report on Form 10-K on March 15, 2006. The Code of Ethics and Policy on Business Conduct may be waived for any Covered Person only by the Board of Directors. The Board of Directors has no present intention to permit any waiver of the Code of Ethics and Policy on Business Conduct for any Covered Person. The Company’s Code of Ethics and Policy on Business Conduct is available at: www.direct-general.com.
Shareholder Communications
     We do not have a formal process for shareholders to send communications to the board of directors. In view of the infrequency of shareholder communications to the board of directors, we do not believe that a formal process is necessary. We encourage, but do not require, our directors to attend the annual meeting of shareholders.
Certain Relationships and Related Transactions
     In 2002, several of our subsidiaries paid an aggregate of approximately $1.4 million for various legal services, to an association of lawyers in which Tammy R. Adair held an ownership interest at that time. In addition, during 2002, this association of lawyers collected $4.1 million for us, of which sums it retained $1.4 million. Also, Direct Administration, Inc., one of our subsidiaries, leased property to this association of lawyers over the same period for an aggregate of $15,500 in 2002. Ms. Tammy Adair has not been a member of this association since August 2002, and she no longer has an ownership interest in the firm. In exchange for her former ownership interest, her former law firm issued her a promissory note in the principal amount of approximately $0.4 million, at an annual interest rate of 7.25%. The note was payable in monthly installments, matured in December 2004 and no further payments are payable to Ms. Tammy Adair under the note.
     In 2005, 2004 and 2003, two of our insurance subsidiaries paid Mid-South Collision, LLC approximately $0.9 million, $0.9 million and $0.9 million, respectively, for auto body work. Mid-South Collision is owned by the step-daughter and stepson-in-law of Ms. Tammy Adair.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of our equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such forms they file. Based solely on our review of the forms we have received and on written representations from certain reporting persons that no such forms were required to be filed by them, we believe that for the fiscal year ended December 31, 2004, our executive officers, directors and greater than ten percent beneficial owners were in compliance with the Section 16(a) filing requirements on a timely basis with the exception of Raymond L. Osterhout who filed a late Form 4 relating to certain transactions.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors
     None of our directors who are also our employees receive compensation for serving as directors. Non-employee directors receive $20,000 annually. Non-employee directors who also serve on special or standing committees receive an additional $1,500 annually for each committee on which they serve. The chairman of the Audit Committee receives $15,000 annually in lieu of the $1,500 annual compensation for his service on the Audit Committee. We reimburse all directors for reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with their service as directors.
Compensation of Executive Officers
     The following table sets forth information concerning the total compensation received for services rendered to us during 2005, 2004 and 2003 by our Chief Executive Officer and our four other highest paid executive officers (such persons, together with the Chief Executive Officer, are referred to in this proxy statement as the “Named Executive Officers”).

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
				Other Annual		Restricted	Securities	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation		Stock	Underlying	Payouts	Compensation
Position	Year	($)(1)	($)	($)		Awards ($)	Options (#)	($)	($)(2)

William C. Adair, Jr.	2005	500,000	300,000	10,016	(3)	0	0	0	8,664	(4)
Chairman and Chief	2004	500,000	150,000	11,929	(3)	0	0	0	5,640	(4)
Executive Officer	2003	368,069	350,000	3,287	(3)	0	300,000	0	5,578	(4)

Tammy R. Adair	2005	207,000	100,000	9,186	(3)	0	0	0	7,898	(5)
President	2004	205,178	70,000	7,785	(3)	0	0	0	6,572	(5)
	2003	200,000	60,000	6,819	(3)	0	90,000	0	5,851	(5)
Jacqueline C. Adair	2005	207,000	100,000	4,730	(3)	0	0	0	6,321	(6)
Executive Vice	2004	205,178	75,000	3,855	(3)	0	0	0	5,288	(6)
President and Chief	2003	200,000	150,000	4,143	(3)	0	240,000	0	5,360	(6)
Operating Officer

Barry D. Elkins	2005	190,000	40,000	5,904	(3)	0	0	0	5,350	(7)
Senior Vice President	2004	187,397	45,000	8,767	(3)	0	0	0	6,018	(7)
Business Strategies	2003	180,000	60,000	6,687	(3)	0	30,000	0	5,852	(7)
and Development

J. Todd Hagely	2005	152,341	55,000		0	0	20,000	0	5,256	(8)
Senior Vice President	2004	128,699	27,500		0	0	0	0	5,000	(8)
and Chief Financial	2003	116,813	35,000		0	0	30,000	0	4,063	(8)
Officer

(1)	Salary includes amounts deferred by the employees under our 401(k) plan.

(2)	The amount of matching contributions made on behalf of each named Executive Officer under our 401(k) plan for 2005 and included under this column may be reduced in order to comply with certain nondiscrimination tests required by the Internal Revenue Code.

(3)	Consists of personal use of company-owned automobiles.

(4)	Consists of $5,100, $5,100 and $5,100 of matching contributions under our 401(k) plan and $3,564, $540 and $478 for group life insurance premiums for 2005, 2004 and 2003, respectively.

(5)	Consists of $7,710, $6,384 and $5,591 of matching contributions under our 401(k) plan and $188, $188 and $260 for group life insurance premiums for2005, 2004 and 2003, respectively.

(6)	Consists of $6,038, $5,100 and $5,100 of matching contributions under our 401(k) plan and $283, $188 and $260 for group life insurance premiums for 2005, 2004 and 2003, respectively.

(7)	Consists of $5,100, $5,850 and $5,618 of matching contributions under our 401(k) plan and $250, $168 and $234 for group life insurance premiums for 2005, 2004 and 2003, respectively.

(8)	Consists of $5,100, $4,904 and $4,004 of matching contributions under our 401(k) plan and $156, $96 and $59 for group life insurance premiums for 2005, 2004 and 2003, respectively.

Stock Option Grants in 2005
     The following table sets forth information about options granted to a Named Executive Officer in 2005. The grant described below was made under our 2003 Equity Incentive Plan. During 2005, we granted 40,000 stock options to certain executive officers and employees.
Options Grants During the Year Ended December 31, 2005

	Number of	Percent of			Potential Realizable Value at
	Securities	Total	Exercise		Assumed Rates of Stock Price
	Underlying	Options	or Base		Appreciation for Option Term
	Options	Granted to	Price	Expiration	($)
Name	Granted (#)	Employees	($/Share)	Date	5%(1)	10%(1)

J. Todd Hagely	20,000	50%	$18.06	8/15/2015	$227,157	$575,660

(1)	The amounts in these columns are the result of calculations based on the assumption that the market price of our common stock will appreciate in value from the date of grant to the ten-year option term at rates of 5% and 10% per year. The 5% and 10% annual appreciation assumptions are required by the Securities and Exchange Commission; they are not intended to forecast possible future appreciation, if any, of our stock price.
Stock Option Exercises and Values for 2005
     The following table sets forth information with respect to stock options exercised by the Named Executive Officers during the year ended December 31, 2005 and unexercised stock options held by the Named Executive Officers as of December 31, 2005.
Aggregated Option Exercises During the Year
Ended December 31, 2005 and 2005 Year-End Option Values

	Shares		Number of Securities
	Acquired		Underlying Unexercised	Value of Unexercised
	On	Value	Options at Year-End	In-the-Money Options at
	Exercise	Realized	Exercisable/Unexercisable	Fiscal Year-End
Name	(#)	($)	(#)	Exercisable/Unexercisable(1)

William C. Adair, Jr.	0	N/A	120,000/180,000	$0/$0
Tammy R. Adair	18,000	($30,600)	18,000/54,000	$0/$0
Jacqueline C. Adair	0	N/A	96,000/144,000	$0/$0
Barry D. Elkins	90,000	$1,632,600	12,000/18,000	$0/$0
J. Todd Hagely	0	N/A	12,000/38,000	$0/$0

(1)	In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16.90, the closing price of our common stock reported for the Nasdaq National Market on December 31, 2005.
Employment Agreements
     We have entered into employment agreements with each of the Named Executive Officers: William C. Adair, Jr., Jacqueline C. Adair, Tammy R. Adair, Barry D. Elkins and J. Todd Hagely.
     William C. Adair, Jr. Mr. Adair’s employment agreement provides that we will employ him for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Mr. Adair an annual base salary of at least $500,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on his performance, our business and financial condition and operating results achieved.
     We may terminate Mr. Adair’s employment for cause, including (a) failure or refusal to materially perform his duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Mr. Adair may terminate his agreement for good reason, including (a) the assignment of any duties inconsistent with his status as an executive officer; (b) reduction in annual base salary or failure to include him in any stock option or equity-based benefit plan; (c) relocation of his principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. If we terminate his agreement without cause or if he resigns for good reason, he will be entitled to continue receiving his salary and benefits for two years, and all stock options will immediately vest. In addition, in the event Mr. Adair’s employment is terminated in connection with a change in control, we will pay him a severance payment equal to three times his annual base salary and three times his highest bonus paid to him within the preceding three years. Mr. Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.
     Jacqueline C. Adair. Ms. Jacqueline Adair’s employment agreement provides that we will employ her for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Ms. Jacqueline Adair an annual base salary of at least $200,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on her performance, our business and financial condition and operating results achieved.
     We may terminate Ms. Jacqueline Adair’s employment for cause, including (a) failure or refusal to materially perform her duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Ms. Jacqueline Adair may terminate her agreement for good reason, including (a) the assignment of any duties inconsistent with her status as an executive officer; (b) reduction in annual base salary or failure to include her in any stock option or equity-based benefit plan; (c) relocation of her principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. If we terminate her agreement without cause or if she resigns for good reason, she will be entitled to continue receiving her salary and benefits for two years, and all stock options will immediately vest. Ms. Jacqueline Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.
     Tammy R. Adair. Ms. Tammy Adair’s employment agreement provides that we will employ her for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Ms. Tammy Adair an annual base salary of at least $200,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on her performance, our business and financial condition and operating results achieved.
     We may terminate Ms. Tammy Adair’s employment for cause, including (a) failure or refusal to materially perform her duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Ms. Tammy Adair may terminate her agreement for good reason, including (a) the assignment of any duties inconsistent with her status as an executive officer; (b) reduction in annual base salary or failure to include her in any stock option or equity-based benefit plan; (c) relocation of her principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. However, if we terminate her agreement other than for cause or if she resigns for good reason, she will be entitled to continue receiving her salary and benefits for two years, and all stock options will immediately vest. Ms. Tammy Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.
     Barry D. Elkins. Mr. Elkins’ employment agreement provides that we will employ him for a period of three years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Mr. Elkins an annual base salary of at least $190,000 and a discretionary bonus of up to fifty percent of his base salary if so determined by the Board of Directors or Compensation Committee based on our operating results achieved and his contribution toward the attainment of our objectives.
     We may terminate Mr. Elkins’ employment for cause including (a) failure or refusal to materially perform his duties under the employment agreement; (b) failure or refusal to materially comply with instructions of the Chief Executive Officer or any rules or policies with regard to our operations; (c) engaging in any misconduct which materially and demonstrably injures us; (d) engaging in any unlawful conduct in connection with his duties of employment or any acts of dishonesty in connection therewith; or (e) conviction of a felony or of a misdemeanor involving moral turpitude. In addition, we may terminate the agreement at any time without just cause. Mr. Elkins may resign at any time, and he will receive his base compensation through the effective date of his resignation. However, if we terminate his agreement without just cause, he will be entitled to continue receiving his base compensation and health benefits for a period of six months or until the expiration of the original term of the agreement, whichever is earlier. Mr. Elkins has agreed not to compete with us for a period of six months following certain events of termination or until the expiration of the original term of the agreement, whichever is earlier.
     J. Todd Hagely. Mr. Hagely’s employment agreement provides that we will employ him for a period of five years commencing on August 15, 2005. We will pay Mr. Hagely an annual base salary of at least $180,000, plus a discretionary bonus as may be determined by the Compensation Committee of our Board of Directors, in its sole discretion, based on his performance, our business and financial condition, operating results achieved and other factors the Compensation Committee may deem appropriate. In addition, we issued to Mr. Hagely an option to purchase 20,000 shares of common stock at an exercise price of $18.06 per share. The option becomes exercisable annually in five equal installments beginning on August 15, 2006.
     We may terminate Mr. Hagely’s employment for cause, including (a) failure or refusal to materially perform his duties under the Agreement; (b) failure or refusal to follow material lawful directions of the Board of Directors, Chief Executive Office or

President; (c) dishonest conduct; (d) conviction of any felony; or (e) conviction of any misdemeanor involving moral turpitude. In addition, either party to the Agreement may terminate the agreement at any time without cause. However, if we terminate the Agreement other than for cause, Mr. Hagely will be entitled to continue receiving his salary and benefits for six months. Mr. Hagely has agreed not to compete with us or solicit our employees for a period of one year following certain events of termination.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     Our Compensation Committee establishes the compensation arrangements for members of our board of directors and senior management, including the Named Executive Officers. These arrangements include overseeing our equity incentive plans in which officers and directors are eligible to participate and granting stock options or other benefits under such plans. The primary elements of our executive compensation program have historically consisted of a base salary, a cash bonus opportunity and stock options. Base salaries are determined, and have at times been increased, by evaluating the responsibilities of the position held and the experience level and overall performance of the executive. Overall compensation is based on the Compensation Committee’s assessment of prevailing market compensation levels and the degree of success the Company has had in meeting its business objectives, including growth targets and other factors the Compensation Committee may deem relevant.
     Base Salary. The Named Executive Officers’ base salaries are determined based on a number of factors related to the individual executive, including his or her responsibilities, consistent contribution to the achievement of our business objectives, demonstrated leadership skills and overall management effectiveness and length of service. The base salaries are designed to be competitive with those offered in the markets in which we compete for executive talent. Although these and other factors are considered in setting the base salary, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and personal performance of the individual executive.
     Bonus Opportunity. Any cash bonus awarded to the Named Executive Officers is based primarily upon the results of the Company or a particular business unit’s operations and is granted solely at the discretion of the Compensation Committee. In determining whether to grant a cash bonus, the Compensation Committee considers various non-quantifiable qualitative factors, such as the executive’s participation and leadership in the development of new products and services and the planning and implementation of the Company’s entry into new markets. When granting a cash bonus as a performance incentive reward, the Compensation Committee considers the executive’s achievement of individual performance goals and objectives. Although the Compensation Committee typically reviews the Company’s results of operations and evaluates individual executives’ performances on an annual basis, the Compensation Committee may, in its discretion, perform one or more such reviews or evaluations at any time during the Company’s fiscal year and accordingly grant such cash bonuses as it deems appropriate.
     Stock Options. Under the terms of the Company’s 2003 Equity Incentive Plan, the Compensation Committee approves all grants of options under the 2003 Equity Incentive Plan, including grants to the Named Executive Officers. We believe stock option grants can promote the Company’s long-term performance by aligning the stock option holder’s economic interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the grantee and his or her past contributions and expected future contributions to the growth and profitability of the Company. Each of the Named Executive Officers were granted stock option during 2003 which vest in equal annual installments over a five-year period form the date of grant. On August 15, 2005, we granted to Mr. Hagely an option to purchase 20,000 shares of common stock at an exercise price of $18.06 per share. This grant was in connection with his promotion to Senior Vice President and Chief Financial Officer on that date. The option becomes exercisable annually in five equal installments beginning on August 15, 2006.
     Compensation of CEO. The basis for our CEO’s compensation for 2005 was related to the same factors that our Compensation Committee considered in establishing the compensation arrangements for the other Named Executive Officers for the same fiscal year. Additionally, the Compensation Committee performs a separate annual review and assessment of the CEO. The review considers factors such as leadership skills, management effectiveness, knowledge of the industry and relationships with board members and management.
     During 2003, the Compensation Committee fixed the CEO’s salary at $500,000 annually. The CEO’s salary was not adjusted in 2004 or 2005. Our CEO’s 2005 cash bonus was equal to 60% of his 2005 salary. (See “Compensation of Directors and Executive Officers – Compensation of Executive Officers.”)
     In establishing our CEO’s 2005 compensation arrangements, the Compensation Committee evaluated, among other things, the Company’s overall success throughout 2005 and considered certain quantifiable measures of growth and performance that are derived from our financial statements such as the Company’s gross revenues (a non-GAAP measurement which we think is key to evaluating our results), net income and earnings per share.
     The Compensation Committee also considered other important indications of the Company’s growth and success that occurred during 2005, such as completing the acquisition of a 39 license property and casualty insurance company, the issuance of $40.0 million of trust preferred securities, the acquisition of 82 sales offices in Texas and the development of nearly 60 sales offices over the course of the year, generally in the Company’s expansion states of Texas, Missouri and Virginia. In addition, in evaluating the CEO’s performance and establishing his 2005 compensation arrangements, the Compensation Committee took into account certain qualitative and intangible factors that relate individually to our CEO. For example, such factors include our CEO’s dynamic leadership and vision that have played a significant role in the continuing success of the Company.
     The foregoing has been provided by our Compensation Committee.
          Raymond L. Osterhout (Chairman)
          Fred H. Medling
Compensation Committee Interlocks and Insider Participation
     Until July 2003, William C. Adair, Jr. served as a member of the Compensation Committee of our board of directors. Also, during 2003, Mr. Adair was, and currently is, our Chairman, Chief Executive Officer and President. Mr. Adair and certain members of his immediate family engaged in related transactions with us and certain of our subsidiaries as further described in “Certain Relationships and Related Transactions.” None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers of such entity served on our board of directors or Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee oversees our financial reporting process on behalf of the board of directors. The Audit Committee operates pursuant to a written charter adopted by the board of directors.
     The Audit Committee discussed with our independent public accountants (see “Independent Registered Public Accountants”) the overall scope and specific plans for their audit, and the adequacy of our internal control over financial reporting. The Audit Committee reviewed and discussed our audited financial statements with management. Management has the primary responsibility for the systems of internal control over financial reporting. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue their report on those financial statements. The independent public accountants are also responsible for performing an independent audit of the effectiveness of our internal control over financial reporting and management’s assessment of that effectiveness. The Audit Committee’s responsibility is to monitor and oversee these processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors in the fields of accounting and auditing and they rely, without independent verification, on the information provided to them and on the representations made by management and our independent public accountants.
     The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee received the written disclosures and the letter from our independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed the independence of the independent public accountants.
     The Audit Committee has considered whether the performance of the non-audit services is compatible with maintaining the principal accountants’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
     The foregoing has been provided by the Audit Committee.
          Stephen L. Rohde (Chairman)
          Fred H. Medling
          Raymond L. Osterhout

Independent Registered Public Accountants
     On October 4, 2005, the Audit Committee appointed Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accountants for the fiscal year that ended December 31, 2005. Ernst & Young audited our consolidated financial statements and the effectiveness of our internal control over financial reporting and performed other services for the year ended December 31, 2005. We have not selected our independent registered public accountants for the year ending December 31, 2006, but intend to do so at an upcoming Audit Committee meeting. A representative of Ernst & Young is expected to be present at the Meeting and will have the opportunity to make a statement, and will be available to answer questions from shareholders.
Principal Accounting Firm Fees and Services
     Our Audit Committee has designated a subcommittee that may, among other things, grant pre-approvals of audit and permitted non-audit services to be performed by our independent public accountants, Ernst & Young. The following table sets forth the aggregate fees incurred or billed to us by Ernst & Young for the fiscal years ended December 31, 2005 and 2004:

Fees	2005	2004
Audit	$947,000	$893,200

Annual Audit	$487,000	$419,450
Audit of Internal Control Over Financial Reporting	$385,000	$413,750
Quarterly Reviews	$75,000	$60,000

Audit Related	$0	$67,639

Accounting and Internal Controls Consultation	$0	$67,639

Tax	$0	$0

Federal, State and Local Tax Consulting	$0	$0

All Other	$73,529	$61,798

Actuarial Certifications	$65,000	$55,750
Access to Working Papers by State Insurance Departments and Other	$8,529	$6,048

Total	$1,020,529	$1,022,637
     The Audit Committee preapproves all audit services and permitted non-audit services to be preformed for the Company by its independent registered public accountants. The Audit Committee’s charter authorizes the committee to form and delegate authority to subcommittees consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services. The Audit Committee has considered whether the provision of the services described above is compatible with the maintenance of Ernst & Young in the conduct of its auditing functions and has determined that the provision of such services by Ernst & Young is compatible with that firm’s independence.

STOCK PERFORMANCE CHART
     Our common stock has been traded on the Nasdaq National Market under the symbol “DRCT” since our initial public offering on August 11, 2003. The initial public offering price of our common stock was $21.00 per share. The following chart compares the percentage change in the cumulative total shareholder return on our common stock based on the closing price of our common stock on the day following our initial public offering ($25.00) through December 31, 2005 ($16.90) with the cumulative total return on the S&P 500 Property and Casualty Insurance Index and the S&P 500 Index during this same period.

Total Return Analysis	8/11/2003	12/31/2003	12/31/2004	12/31/2005
Direct General Corporation	$100.00	$132.57	$129.21	$68.65
S&P 500 Property & Casualty Insurance Index	$100.00	$113.91	$227.14	$261.47
S&P 500 Index	$100.00	$112.76	$227.14	$237.07

Source:	CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.
ELECTION OF DIRECTORS
     The primary purpose of the Meeting is to elect Raymond L. Osterhout and Stephen L. Rohde to serve as directors until the 2009 Annual Meeting of Shareholders. Information concerning Messrs. Osterhout and Rohde is set forth under the caption “Management – Directors and Executive Officers.”
     The board of directors is divided into three classes with the members of each class serving for staggered three-year terms. The board of directors is comprised of five directors with two directors continuing in office until the Meeting, one director continuing in office until the 2007 Annual Meeting of Shareholders and two directors continuing in office until the 2008 Annual Meeting of Shareholders. If the nominees presented for election at the Meeting are elected by the shareholders, we will have one director continuing in office until the 2007 Annual Meeting of Shareholders, two directors continuing in office until the 2008 Annual Meeting of Shareholders and two directors continuing in office until the 2009 Annual Meeting of Shareholders. (See “Management – Directors and Executive Officers.”)
     Nominees for election to the board of directors are considered and recommended by the Nominating and Corporate Governance Committee of the board of directors. (See “Committees of the Board of Directors.”) The full board of directors considers the recommendations of the Nominating and Corporate Governance Committee and recommends the nominees to the shareholders. The nominees for election to the board of directors are Raymond L. Osterhout and Stephen L. Rohde.
     The shares represented by the proxies solicited hereby will be voted in favor of the election of Messrs. Osterhout and Rohde unless authorization to do so is withheld in the proxy. If either of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast the votes they hold by proxy for the election of such other persons as the board of directors may designate.
Vote Required and Board Recommendation
     A plurality of votes cast is required to elect directors. Our board of directors recommends a vote FOR the nominees listed above.
SHAREHOLDER PROPOSALS
     For a shareholder proposal to be presented at the next annual meeting, it must be received by us at our principal executive offices not later than December 4, 2006, in order to be included in the proxy statement and proxy card for the 2007 annual meeting. Any such proposal should be addressed to our Secretary and delivered or mailed to our principal executive offices at 1281 Murfreesboro Road, Nashville, Tennessee 37217.
OTHER BUSINESS
     We have no reason to believe that any other business will be presented at this Meeting; however, if any other business requiring shareholder action should properly and lawfully come before the Meeting, the proxies will vote on such matters in accordance with their best judgment.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
     To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share the same address, unless otherwise requested. Any record shareholder, who shares an address with another record shareholder and who has received only one set of proxy materials, may receive a separate copy of these materials, without charge, upon written request addressed to Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217.
     The Company takes advantage of the “householding” rules to reduce the cost of mailing proxy materials. Under such rules, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate copy of the proxy materials, he or she may so request by contacting ADP Householding Department by phone at 1 (800) 542-1061 or by mail to ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a shareholder’s request, and such shareholder will receive separate proxy materials in the future. Any shareholder currently sharing an address with another shareholder but nonetheless receiving separate copies of the proxy materials may request delivery of a single copy in the future by contacting ADP Householding Department at the number or address shown above.
By Order of the Board of Directors,
Ronald F. Wilson
Secretary
April 3, 2006

[FRONT OF CARD]
DIRECT GENERAL CORPORATION
     The shares of common stock represented by this proxy will be voted as directed, or if directions are not indicated, will be voted FOR the election as director of the persons whose names are listed on this proxy, in the manner described in the Proxy Statement accompanying this Proxy Card. This Proxy is revocable any time prior to its use. The Board of Directors recommends a vote FOR all proposals.

1.	The election of two (2) directors to hold office until the 2009 Annual Meeting of Shareholders.

NOMINEES:
Class III: Until 2009 Annual Meeting of Shareholders:
		(1) Raymond L. Osterhout	(2)	Stephen L. Rohde

	☐	VOTE FOR all nominees listed above.	☐	VOTE WITHHELD from all nominees listed above.
(Except as listed to the contrary below)

(To withhold authority to vote for a nominee, write that nominee’s name on the line provided below.)

☐	I intend to attend in person the Company’s 2006 Annual Meeting of Shareholders to be held in Nashville, Tennessee.
(continued and to be signed on other side)

[REVERSE SIDE OF CARD]
DIRECT GENERAL CORPORATION
1281 Murfreesboro Road
Nashville, Tennessee 37217
Proxy Solicitation on behalf of the Board of Directors
of the Company for the 2006 Annual Meeting of Shareholders to be held on May 3, 2006
     The undersigned hereby appoints William C. Adair, Jr., Tammy R. Adair and Ronald F. Wilson and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of Direct General Corporation, which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held on May 3, 2006, and at any adjournment thereof, upon the items described in the Notice of Annual Meeting of Shareholders and Proxy Statement mailed to Shareholders on or about April 3, 2006 and upon any other business that may properly come before the 2006 Annual Meeting of Shareholders or any adjournment thereof. The undersigned hereby acknowledges prior receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting on May 3, 2006. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

Dated:	, 2006

Signature(s)
NOTE: Your signature should match exactly the name printed on this proxy. Officers of corporations, partners, trustees and other fiduciaries should indicate the capacity in which they are signing this proxy. When shares are held in the names of more than one person, each person should sign the proxy.